Exhibit 99.1

FOR IMMEDIATE RELEASE

The InterGroup Corporation Reports Improved Operating Results for the Quarter Ended December 31, 2025; Completes Sale of a Non-Core Los Angeles Multifamily Property

Los Angeles, California — February 17, 2026 — The InterGroup Corporation (NASDAQ: INTG) (the “Company” or “InterGroup”) reported results for the quarter ended December 31, 2025 and highlighted continued progress in its consolidated hotel operations and stable performance in its real estate portfolio. During the quarter, the Company also completed the sale of a non-core 12-unit multifamily property in Los Angeles County, strengthening liquidity and providing additional working capital.

Quarterly highlights (three months ended December 31, 2025 vs. 2024)

●	Total revenues increased to $17.3 million from $14.4 million, an increase of $2.9 million (+20%).
●	Hotel revenues increased to $12.6 million from $9.9 million, an increase of $2.7 million (+27%).
●	Real estate revenues increased to $4.6 million from $4.5 million, an increase of $0.2 million (+4%).
●	Income from operations increased to $2.0 million from $0.9 million.
●	Net income was $1.0 million compared to a net loss of $3.7 million.
●	Net income attributable to InterGroup was $1.5 million ($0.71 per diluted share) compared to a net loss attributable to InterGroup of $2.7 million ($1.26 per diluted share).
●	The Company recognized a GAAP gain on sale of real estate of $3.5 million from the disposition of a non-core Los Angeles multifamily property.

Segment Performance (Three Months Ended December 31, 2025 vs. 2024)

Segment income (loss)	2025	2024
Hotel Operations	$2,234,000	$910,000
Real Estate Operations	$2,221,000	$2,268,000
Investment Transactions	$(340,000)	$(901,000)

Hotel Operating Metrics (Hilton San Francisco Financial District)

Three months ended Dec. 31	ADR	Occupancy	RevPAR
2025	$234	92%	$215
2024	$190	88%	$168

During the quarter, Portsmouth returned 14 guest rooms to available room inventory upon completion of renovations in September 2025, after having previously used the rooms for administrative office space and other purposes.

Disposition of Non-Core Los Angeles Multifamily Property

In December 2025, InterGroup completed the sale of a non-core 12-unit multifamily property in Los Angeles County for a sales price of approximately $4.85 million. The related mortgage loan with an outstanding principal balance of approximately $1.83 million was repaid in full at closing, and net cash proceeds from the sale after closing costs were approximately $2.58 million. The Company recognized a GAAP gain on sale of approximately $3.51 million in the quarter.

The transaction will be subject to applicable federal and state income tax liabilities.

Liquidity and Capital Resources

As of December 31, 2025, the Company had cash and cash equivalents of $6.6 million and restricted cash of $8.4 million. Total cash, cash equivalents, and restricted cash were $15.0 million. Marketable securities measured at fair value were $0.9 million.

As previously disclosed, Portsmouth completed a refinancing in March 2025 that extended maturities and improved liquidity; as a result, substantial doubt regarding Portsmouth’s ability to continue as a going concern was alleviated as of June 30, 2025.

Management Commentary

David C. Gonzalez, Chief Operating Officer of InterGroup, said:

“Our second fiscal quarter reflected continued progress in both our hotel and real estate operations. At the Hotel, revenue growth benefited from higher room demand and the return of 14 guest rooms to inventory following renovations completed in September 2025. Across our real estate portfolio, we remained focused on disciplined operations, occupancy, and property-level execution. We also completed the sale of a small, non-core property in the normal course of business, adding working capital and sharpening our focus on our core holdings.”

John V. Winfield, President, Chairman and Chief Executive Officer of InterGroup, added:

“We remain cautiously optimistic as operating conditions in San Francisco continue to stabilize and recover. Separately, this quarter’s disposition of a non-core multifamily asset underscores our long-held view that historical-cost accounting under GAAP for real estate can differ significantly from underlying economic value. We also continue to manage our marketable securities activity with a focus on risk awareness and liquidity.”

About The InterGroup Corporation

The InterGroup Corporation (NASDAQ: INTG) is a diversified holding company with interests in hospitality, real estate, and marketable securities. InterGroup’s portfolio includes a majority interest in Portsmouth Square, Inc., which owns the Hilton San Francisco Financial District, as well as other real estate holdings and an investment portfolio of marketable securities.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements include, without limitation, statements regarding market recovery, anticipated operating performance, liquidity, and the expected impacts of the real estate disposition. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including factors described in the Company’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2025 and its most recent Annual Report on Form 10-K. The Company undertakes no obligation to update forward-looking statements except as required by law.

Investor Contact

The InterGroup Corporation

1516 S. Bundy Drive, Suite 200

Los Angeles, CA 90025

(310) 889-2500